                                                                      EXHIBIT 12

FRANKLIN FINANCE CORPORATION

COMPUTATION OF RATIO OF INCOME TO FIXED CHARGES
AND PREFERRED STOCK DIVIDEND REQUIREMENTS



                                                                              FOR THE YEARS ENDED
                                                                                   DECEMBER 31,
                                                           ---------------------------------------------------------
                                                                  2001              2000               1999
                                                           ---------------------------------------------------------


Net income                                                        $ 3,092,256       $ 2,847,455         $ 2,467,247
Fixed charges:
Income before fixed charges                                         3,092,256         2,847,455           2,467,247
Fixed charges, as above
Preferred stock dividend requirements                               1,800,900         1,800,900           1,800,900
Fixed charges and preferred stock dividends                         1,800,900         1,800,900           1,800,900
Ratio of income to fixed charges
    and prefered stock dividend requirements                             1.72              1.58                1.37





                                       36